UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Novell, Inc.

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[Novell Letterhead]

March 31, 2005

Dear Fellow Stockholder:

We previously sent you proxy materials for the Annual Meeting of Novell, Inc. to be held on April 14, 2005. Your Board of Directors has recommended that Novell stockholders vote for the election of the nominees to the board of Directors, for the ratification of the appointment of auditors, and AGAINST the stockholder proposal to amend the Bylaws of the Company to include a provision that would tie management's hands in setting future equity compensation. We believe that this stockholder proposal is unnecessary, misguided, and would hinder the Company's ability to compete for talent.

Novell's current executive compensation plans are already performance-based to a significant degree. Additionally, Novell will seek the Compensation Committee's approval of certain changes to the Company's compensation practices at the Committee's next scheduled meeting. With regard to the CEO and certain other top officials, the Company will propose that at least 50% of their future equity compensation be performance-based, that such awards not include a time vesting component, and that the performance objectives be determined in consultation with independent compensation consultants.

The Company believes mandating that future executive equity compensation be structured to meet the parameters set by the stockholder proposal's sponsor unnecessarily binds your Board and the Compensation Committee to an impractical course and would compel detailed disclosures that could be used by the Company's competitors. The ability to attract and retain executive talent is key in our industry. To constrict that ability with arbitrary formulas is not in the best interests of either the Company or its stockholders. While the Company respects the motivation of the proposal's sponsors, and has discussed these issues with them, we believe that the sponsors fail to properly value the Company's need to flexibly and responsibly participate in the market for quality leadership.

The question is important. Your vote is important. No matter how many or how few shares you own, if you have not yet voted, we urge you to vote your proxy today by signing, dating and returning your proxy or the proxy enclosed with this letter, or by taking advantage of the internet and phone voting methods that are available to you. If you have already voted your shares against the proposal, we thank you. If you wish to change your vote, you may do so by returning the enclosed proxy with new voting instructions in the envelope provided, or by following instructions included in internet and phone voting methods that are available to you. If your shares are held in an account with your brokerage firm or bank, only your brokerage firm or bank can vote your shares, and only upon your instructions.

Thank you for your cooperation.

Truly Yours,

/s/   Novell, Inc.